                                BRT REALTY TRUST
                              60 CUTTER MILL ROAD
                             GREAT NECK, N.Y. 11021
                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 22, 1996
                                ----------------

To the Shareholders of BRT Realty Trust:

    Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of BRT Realty Trust (the "Trust") will be held at the offices of the Trust, 60 Cutter Mill Road, Great Neck, N.Y., Suite 303, at 9:00 A.M., local time, on March 22, 1996 for the following purposes:

    1. To elect three Class III Trustees to the Board of Trustees;

    2. To appoint Ernst & Young LLP, successor to Kenneth Leventhal & Company, as the Trust's independent certified public accountants for the fiscal year ending September 30, 1996; and

    3. To act on such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The close of business on January 19, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Trust will not be closed.

                                          By order of the Board of Trustees

                                          Simeon Brinberg, Secretary

January 25, 1996

    All Shareholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Your vote is important and it will not be counted unless you return the proxy or attend the Annual Meeting. If you attend the Annual Meeting, you may withdraw the proxy and vote your own shares. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                    SHAREHOLDERS ARE URGED TO DATE, SIGN AND
                         RETURN THEIR PROXIES PROMPTLY

                                BRT REALTY TRUST
                              60 CUTTER MILL ROAD
                             GREAT NECK, N.Y. 11021
                                 (516) 466-3100

                                ----------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                ----------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees of BRT Realty Trust (the "Trust") of proxies in the enclosed form for the Annual Meeting of Shareholders ("Annual Meeting") to be held at the offices of the Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York, at 9:00 A.M., local time on March 22, 1996, and for any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Trust. Proxies may also be revoked by attending the Annual Meeting and voting in person or submitting a proxy bearing a later date.

    The principal executive offices of the Trust are located at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. The approximate date on which this Proxy Statement and the form of proxy included herewith are being first sent to shareholders is January 25, 1996.

                               VOTING SECURITIES

    Only holders of shares of beneficial interest, par value $3.00 per share ("Beneficial Shares"), and holders of convertible preferred shares, par value $1.00 per share ("Preferred Shares") of record as at the close of business on January 19, 1996, are entitled to vote at the meeting. On the record date there were issued and outstanding 7,346,624 Beneficial Shares (excluding treasury shares and shares which have been reserved for issuance in connection with a previous acquisition) and 1,030,000 Preferred Shares. Each outstanding Beneficial Share and Preferred Share is entitled to one vote. The holders of a majority of the outstanding Beneficial Shares and Preferred Shares, considered as one class, shall constitute a quorum.

    If the enclosed form of proxy is properly executed and returned, the Beneficial Shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, such Beneficial Shares will be voted (i) for the election, as Class III Trustees, of the nominees set forth under the caption "Election of Trustees," and (ii) for approval of the appointment of Ernst & Young LLP, successor to Kenneth Leventhal & Company, as the Trust's independent certified public accountants for the fiscal year ending September 30, 1996. Approval of each of the above items requires the affirmative vote of the holders of a majority of the Beneficial Shares and Preferred Shares, voting as one class, present in person or by proxy. If a shareholder, present in person or by proxy, abstains on either matter, the shareholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently.

    The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Trust. In addition to the solicitation of proxies by use of the mails, certain officers and employees (who will receive no additional compensation therefor) may be used to solicit proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Trust will reimburse such persons for their expenses in so doing.

                 BENEFICIAL OWNERSHIP BY TRUSTEES AND OFFICERS

    Set forth below is information concerning stock ownership of all persons known by the Trust to own beneficially 5% or more of the Beneficial Shares and Preferred Shares of the Trust considered as one class, all Trustees and all Trustees and officers of the Trust as a group, based upon the number of outstanding Beneficial Shares and Preferred Shares as of January 19, 1996.

                                                                                           AMOUNT OF
                                 NAME OF BENEFICIAL                                       BENEFICIAL       PERCENT
                                      OWNER (1)                                          OWNERSHIP (2)     OF CLASS
-------------------------------------------------------------------------------------   ---------------    --------
Patrick J. Callan (3)
55 East 52nd Street
New York, N.Y. 10055.................................................................        40,000           *
Fredric H. Gould (4)(5)(6)(11).......................................................     2,042,758        23.29%
Arthur Hurand (3)(7)
G-4300 W. Pierson Road
Flint, MI 48504......................................................................        10,822           *
Gary Hurand (3)(8)
G-4300 W. Pierson Road
Flint, MI 48504......................................................................       167,837         1.91%
Nathan Kupin (3)(4)..................................................................        20,512           *
Herbert C. Lust, II (3)
54 Porchuck Road
Greenwich, CT 06830..................................................................        70,000           *
Marshall Rose (9)
667 Madison Avenue
New York, N.Y. 10021.................................................................     1,855,992        21.16%
Israel Rosenzweig (4)(10)(11)........................................................       293,111         3.34%
All Trustees and Officers as a group
 (16 in number) (12).................................................................     3,477,208        39.65%
* Less than 1%

------------------------
 (1) All individuals listed are Trustees of the Trust.

 (2) Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or otherwise.

 (3) Includes 10,000 Beneficial Shares which underlie unexercised options.

 (4) Address is 60 Cutter Mill Road, Great Neck, N.Y. 11021.

 (5) Includes 263,548 Beneficial Shares owned by the pension and profit sharing trusts of REIT Management Corp. of which Fredric H. Gould and two non-Trustee officers are trustees, as to which Beneficial Shares Mr. Gould has shared voting and investment power.
 (6) Includes 34,762 Beneficial Shares held by Mr. Gould as joint custodian for the children of his brother, 4,790 Beneficial Shares owned by Georgetown Group, Inc., of which Mr. Gould is a Vice President and 60,444 Beneficial Shares owned by two entities in which Mr. Gould is a general partner or principal. Also includes 30,048 Beneficial Shares owned by One Liberty Properties, Inc. ("OLP"), of which Mr. Gould is an officer and director and in which Gould Investors L.P. ("GLP") (an entity in which

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

     Mr. Gould is  a general partner  and a principal  executive officer of  the managing  general partner) is a controlling shareholder, 414,066 Beneficial
     Shares and 1,030,000 Preferred Shares,  owned by GLP and 70,000  Beneficial
     Shares   which  underlie  unexercised  options.  Does  not  include  25,565
     Beneficial Shares owned by  Mrs. Fredric H. Gould,  as to which  Beneficial
     Shares  Mr. Gould  disclaims beneficial  interest and  Mrs. Gould  has sole voting and investment power.
 (7) Includes 822 Beneficial  Shares held  by Mr.  Hurand as  custodian for  his grandchildren.
 (8) Includes  47,120 shares owned by a  partnership, in which entity Mr. Hurand is a partner, and 77,587 shares owned by a corporation in which Mr.  Hurand is an officer and shareholder.
 (9) Includes  23,913  Beneficial  Shares  owned by  Mr.  Rose  in  a retirement account, 4,790 Beneficial Shares owned  by Georgetown Group, Inc. in  which
     Mr.  Rose is an officer, 76,983 Beneficial  Shares owned by the pension and profit sharing  trusts of  Georgetown  Group, Inc.  of  which Mr.  Rose  is trustee,  60,444 Beneficial Shares owned by  two entities in which Mr. Rose is a  general partner  or principal  shareholder, 8,644  Beneficial  Shares owned  by Jill and Marshall Rose Foundation of which Mr. Rose is a trustee,
     61,302 Beneficial  Shares owned  by Mr.  Rose for  the benefit  of  others,
     30,048  Beneficial Shares owned by OLP, of which Mr. Rose is an officer and director and in which GLP (an entity in which Mr. Rose is a general partner and a principal  executive officer of  the managing general  partner) is  a controlling  shareholder, 414,066 Beneficial Shares and 1,030,000 Preferred
     Shares  owned  by  GLP,  and   70,000  Beneficial  Shares  which   underlie
     unexercised  options. Does not  include 41,662 and  1,600 Beneficial Shares owned by Mrs. Rose as a trustee for her children and included in her  Keogh
     Plan,  respectively,  as  to  which Beneficial  Shares  Mr.  Rose disclaims beneficial interest and Mrs. Rose has sole voting and investment power.
(10) Includes 8,750  Beneficial Shares  owned by  Mr. Rosenzweig  in  retirement accounts,  41,100 Beneficial Shares  owned by Mr.  Rosenzweig's son and Mr.
     Rosenzweig as  custodian  for his  minor  children, and  70,000  Beneficial
     Shares   which  underlie  unexercised  options.  Mr.  Rosenzweig  disclaims beneficial ownership of the Beneficial Shares owned by his son and owned by him as custodian for his minor children.
(11) Includes 15,915 Beneficial Shares owned by  the pension trust of the  Trust of  which Fredric H. Gould, Israel  Rosenzweig and a non-Trustee officer of the Trust are trustees,  as to which Beneficial  Shares said trustees  have shared voting and investment power.
(12) This total is qualified by notes (5) through (11).
(13) Includes   an  aggregate  of  394,000   Beneficial  Shares  which  underlie
     unexercised options.

                              ELECTION OF TRUSTEES

    Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of Trustees, each of which is elected for a term of three years. The Declaration of Trust provides for the number of Trustees to be between five and fifteen, the exact number to be determined by resolution adopted by a majority of the entire Board of Trustees. The Board of Trustees has fixed the number of Trustees at eight (8).

    At the meeting, three Class III Trustees will be elected by shareholders. Five other individuals serve as Trustees but are not standing for reelection because their terms as Trustees extend past the Annual Meeting. The accompanying form of proxy will be voted for the election as Class III Trustees of Fredric H. Gould, Nathan Kupin and Gary Hurand unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees will become unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as Trustee, unless the shareholder WITHHOLDS AUTHORITY the proxy will be voted for the election of such person or persons as shall be designated by the Board of Trustees.

    During the last full fiscal year, the Board of Trustees held three regularly scheduled meetings. Herbert C. Lust, II, missed one meeting. The other Trustees attended 100% of the meetings held.

    The Board of Trustees has appointed an Audit Committee consisting of Gary Hurand, Herbert C. Lust, II and Patrick J. Callan. The functions of the Audit Committee include reviewing the scope and results of the annual audit, reviewing the adequacy of accounting and financial controls, and recommending independent auditors to the Board of Trustees. The Audit Committee held one meeting in the 1995 fiscal year.

    The Board of Trustees has appointed a Compensation Committee consisting of Gary Hurand, Herbert C. Lust, II and Patrick J. Callan. The Compensation Committee is composed entirely of independent outside directors and is responsible for setting and administering the policies which govern both annual compensation and the Trust's Stock Option Plans and Bonus Plan for executive officers. The Compensation Committee held one meeting in the 1995 fiscal year.

    The Trust has no Nominating Committee or any committee performing similar functions.

    Each Class III nominee, if elected, will serve until the annual meeting to be held in 1999 and until his successor is elected and qualifies. Each other Trustee will serve until the annual meeting to be held in the year set forth opposite his name and until his successor is elected and qualifies.

    The Board of Trustees of the Trust recommends a vote "FOR" the election of the three nominees. Proxies solicited by the Board of Trustees will be so voted unless shareholders specify in their proxies a contrary choice.

    The following table sets forth certain information concerning the Trustees, including the three nominees:

                                                  TERM                          PRINCIPAL                       TRUSTEE
                 NAME                    AGE    EXPIRING                     OCCUPATION (1)                      SINCE
--------------------------------------   ---    ---------   -------------------------------------------------   --------
CLASS I
Patrick J. Callan (2)(3)(4)...........    59      1997      Principal of The RREEF Funds, pension fund real       1984
                                                            estate investments; Director of The East New York
                                                            Savings Bank; Director of First Empire State
                                                            Corporation.

                                                  TERM                          PRINCIPAL                       TRUSTEE
                 NAME                    AGE    EXPIRING                     OCCUPATION (1)                      SINCE
--------------------------------------   ---    ---------   -------------------------------------------------   --------
Israel Rosenzweig (2).................    48      1997      Executive Vice President of Bankers Federal           1984
                                                            Savings FSB since November 1994; President of the
                                                            Trust; Senior Vice President of Georgetown
                                                            Partners, Inc.; Senior Vice President of One
                                                            Liberty Properties, Inc.; Director of Nautica
                                                            Enterprises, Inc.
CLASS II
Arthur Hurand (2).....................    79      1998      Private Investor; General Partner of the Motor        1989
                                                            Inn Limited Partnership; Director of One Liberty
                                                            Properties, Inc.
Herbert C. Lust, II (2)(3)(4).........    69      1998      Private Investor; Director of Prime Hospitality,      1981
                                                            Inc.
Marshall Rose (2).....................    59      1998      Vice Chairman of the Board of Trustees; Chairman      1986
                                                            of the Board of Georgetown Partners, Inc.; Vice
                                                            Chairman of the Board of One Liberty Properties,
                                                            Inc.; Chairman of the Board of REIT Management
                                                            Corp.; President of Georgetown Equities, Inc.
CLASS III
Fredric H. Gould (2)..................    60      1999(5)   Chairman of the Board of Trustees and Chief           1983
                                                            Executive Officer of the Trust; President of
                                                            Georgetown Partners, Inc.; Chairman of the Board
                                                            of One Liberty Properties, Inc.; President of
                                                            REIT Management Corp.; Director of BFS Bankorp,
                                                            Inc.; Director of Sunstone Hotel Investors, Inc.
Nathan Kupin..........................    81      1999(5)   Senior Vice President of the Trust; Director of       1983
                                                            REIT Management Corp.; Vice Chairman of the Board
                                                            of Georgetown Partners, Inc.; Senior Vice
                                                            President of One Liberty Properties, Inc.
Gary Hurand (3)(4)....................    49      1999(5)   President of Dawn Donut Systems, Inc.; Director       1990
                                                            of Republic Bancorp.

------------------------
(1) Each Trustee has been engaged in the principal occupation indicated for at least the past five years, except as noted.

(2)  Member of the Executive Committee.

(3)  Member of the Audit Committee.

(4)  Member of the Compensation Committee.

(5)  If elected at the meeting.

    Arthur Hurand is the father of Gary Hurand.

                     TRUSTEE'S FEES AND OTHER COMPENSATION

    Each unaffiliated Trustee was paid an annual retainer of $10,000 for services as a Trustee in the 1995 fiscal year. In addition, unaffiliated Trustees are paid $500 per meeting for each Trustee's meeting and each committee meeting attended. With respect to fees (charged to operations) paid and accrued during the fiscal year for REIT Management Corp. (the "Advisor") under the Advisory Agreement, see "Interest of Management in Certain Transactions."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers and directors, and persons who beneficially own more than 10% of the Trust's shares, to file Initial Reports of Ownership and Reports of Changes in Ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, Trustees and greater than 10% beneficial owners are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file. The Trust prepares and files the requisite forms on behalf of its executive officers and Trustees. Based on a review of information supplied to the Trust by the executive officers and
Trustees, the Trust believes that all Section 16(a) filing requirements applicable to its executive officers, Trustees and greater than 10% beneficial owners were complied with, except that (a) Gould Investors L.P. acquired shares of the Trust in January 1995 from OLP in exchange for real estate assets and although the transaction was reported on a timely basis by OLP and the two general partners of Gould Investors L.P., Gould Investors L.P. inadvertantly failed to file a Form 3 and filed a Form 5 in January 1996, and (b) a Form 4 filed by Patrick J. Callan to report transactions in the month of March 1995 was filed within the first ten days of May 1995 due to an error made by the Trust's compliance officer by incorrectly recording the date of purchase.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of BRT is composed of three independent non-employee trustees. The Committee is responsible for advising management and the Board of Trustees on matters pertaining to compensation arrangements for executive employees, as well as administration of BRT's stock option plans and bonus plan.

COMPENSATION OVERVIEW

    It is the view of the Compensation Committee that the annual compensation of executive officers is composed of two key elements: (i) an Annual Component made up of base salary and annual bonus; and (ii) a longer term component, i.e. stock options.

ANNUAL COMPONENT; BASE SALARY AND BONUS

    Base salaries are intended to be competitive and are determined in a fashion that takes into account an individual's performance and contributions to the Trust and the Trust's operating performance. The determination by the Compensation Committee of base compensation is subjective in nature and is not based on any structured formula. In determining compensation for the 1995 fiscal year the Compensation Committee took into account the diligence and managerial expertise which the executive officers demonstrated in managing the business of the Trust; among other things the Compensation Committee gave consideration to the significantly increased activities of the officers in managing (and supervising the management of) the Trusts' real estate portfolio, which activities included refurbishing, renovation, and leasing of real estate owned, sales activities and obtaining financing for and refinancing of mortgages secured by real estate owned. The Compensation Committee also considered the significant reduction of outstanding bank debt. The Committee also took into consideration compensation paid generally by other real estate investment trusts to its executive officers.

    The concept of the annual bonus is to link a portion of the compensation of executives to the performance of the Trust. Under the Trust's existing bonus plan the Trust must produce a minimum return to shareholders before any bonuses are awarded. Under the plan a bonus pool is to be established in each fiscal year in an amount equal to 15% of the amount by which the net income of the Trust in any fiscal year exceeds stockholders' equity multiplied by the average prime rate of interest plus 1%. Accordingly, the Trust must have a degree of success before bonuses are paid to executive officers. However, the Compensation Committee deems it advisable to recognize significant individual contributions by key employees in any particular fiscal year even if, pursuant to the bonus plan, there are not sufficient earnings to establish, under the terms of the plan, a bonus pool. Accordingly, under the existing bonus plan up to $50,000 may be used to pay bonuses to officers and employees (other than the Chief Executive Officer) if an individual made a significant contribution to the Trust during the year.

LONG TERM COMPENSATION -- STOCK OPTIONS

    Stock options may be granted periodically to provide incentive for the creation of shareholder value over the long term, since the full benefit of the compensation provided for under stock options cannot be realized unless there is an appreciation in the price of the Trust's shares over a specified number of years. Under the existing stock option plan, options are granted at an exercise price equal to the fair market value of the stock of the Trust on the date of grant and are exercisable over a number of years (generally five to six years), in increments ranging between 20% and 25% per year on a cumulative basis. Stock options are the only form of long term incentive currently used by the Trust.

    At the present time there are options outstanding which have been granted to executive officers and other key personnel of the Trust which have exercise prices of $3.50 per share. With respect to the executive officers of the Trust I.E. Israel Rosenzweig, and Jeffrey A. Gould, they have been granted 70,000, and 40,000 options, respectively and options to purchase 70,000 shares were granted to Fredric H. Gould, Chairman of the Board. These options have approximately three months remaining. No additional options were granted in fiscal 1995 since the outstanding options (both amount and exercise price) were deemed adequate to incentivize the executive officers of the Trust.

CEO COMPENSATION

    The Chief Executive Officer's compensation is determined by the Compensation Committee and as stated above, is intended to take into account an individual's performance and contribution to the Trust and the Trust's operating performance. The determination is subjective in nature. Israel Rosenzweig served as President and Chief Executive Officer until the 1995 Annual Meeting of Shareholders held in March 1995. Commencing in March 1995 Fredric H. Gould, Chairman of the Board of Trustees, was designated Chief Executive Officer. Mr. Gould does not receive any direct remuneration from the Trust, but is compensated by REIT Management Corp. the Trust's Advisor (see "Interest of Management in Certain Transactions"). In November 1995 Mr. Rosenzweig became Executive Vice President of a federal savings bank. An affiliate of the Trust holds a controlling equity interest in the holding company of this institution. Although he continues to devote time to the affairs of the Trust, the amount of time devoted to the business of the Trust has decreased significantly. The Compensation Committee determined to compensate Mr. Rosenzweig at a base salary of $134,000 after the Compensation Committee took into account all factors involved in Mr.
Rosenzweig's activities as an officer of the Trust, including the services he performed, the period of time he served as Chief Executive Officer, and his total compensation from the federal savings bank.

Respectfully submitted,

Patrick J. Callan
Gary Hurand
Herbert C. Lust, II

ANNUAL COMPENSATION
    The following Summary Compensation Table includes information with respect to compensation paid and accrued by the Trust for services rendered in all capacities to the Trust during the fiscal years ended September 30, 1993, 1994 and 1995, for the Chief Executive Officer of the Trust and the other executive officers of the Trust whose annual compensation from the Trust exceeded $100,000 for the fiscal year ended September 30, 1995:
                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                  --------------------------------
                                       ANNUAL
                                                                       AWARDS        PAYOUTS
                                   COMPENSATION (2)               --------------------------------
                                   ---------------  OTHER ANNUAL  RESTRICTED
         NAME AND                            BONUS    COMPEN-       STOCK     OPTIONS/     LTIP        ALL OTHER
    PRINCIPAL POSITION       YEAR (1)  SALARY   $    SATION (3)   AWARDS ($)  SARS (#)  PAYOUT ($)  COMPENSATION (4)
---------------------------  ----  --------  -----  ------------  ----------  --------  ----------  ----------------
Israel Rosenzweig,
 President, Chief Executive
 Officer(5)................  1995  $134,308    0             --      -0-         -0-        -0-     $     20,146
                             1994  $355,982    0             --      -0-         -0-        -0-     $     22,500
                             1993  $350,000    0             --      -0-         -0-        -0-     $     30,000
Fredric H. Gould,
 Chairman of the Board and
 Chief Executive
 Officer(5)................  1995   -0-        0             --      -0-         -0-        -0-         -0-
Jeffrey A. Gould,
 Executive Vice
 President.................  1995  $190,000    0             --      -0-         -0-        -0-     $     22,500
                             1994  $137,000    0             --      -0-         -0-        -0-     $     20,550
                             1993  $122,000    0             --      -0-         -0-        -0-     $     18,300
David W. Kalish,
 Vice President, Chief
 Financial Officer (6).....  1995     -0-    -0-    $   115,200      -0-         -0-        -0-     $     10,100
                             1994     -0-    -0-    $   121,000      -0-         -0-        -0-     $     14,000
                             1993     -0-    -0-    $   128,000      -0-         -0-        -0-     $     16,200
Simeon Brinberg,
 Senior Vice President and
 Secretary (6).............  1995     -0-    -0-    $   110,500      -0-         -0-        -0-     $      9,800
                             1994     -0-    -0-    $    96,800      -0-         -0-        -0-     $      8,500
                             1993     -0-    -0-    $   117,100      -0-         -0-        -0-     $     12,400

------------------------------
(1)  Fiscal years ending September 30.
(2) The Trust does not have any profit sharing plan, but it does have Stock Option Plans, a Pension Plan and a Bonus Plan. See "Stock Option Plans" and "Pension Plan," below.
(3) Amounts represent payment of fees. The only other type of Other Annual Compensation for each of the named officers was in the form of perquisites and was less than the level required for reporting.
(4) Represents annual contributions under the Trust's Pension Plan for Messrs. Rosenzweig and Gould, which are based on each participant's annual earnings. With respect to Messrs. Kalish and Brinberg, represents the amounts reimbursed by the Trust to Gould Investors L.P. for the allocated portion of the pension expense paid by Gould Investors L.P. for Messrs. Kalish and Brinberg.
(5) Mr. Rosenzweig served as Chief Executive Officer until March 1995. In March 1995 Fredric H. Gould, Chairman of the Board was elected Chief Executive Officer. Mr. Gould did not receive any compensation from the Trust in 1993, 1994 and 1995. Reference is made to the caption "Interest of Management in Certain Transactions" for a discussion of fees paid to REIT Management Corp., the Trust's Advisor. Mr. Gould is the President and sole shareholder of REIT Management Corp.
(6) Messrs. Kalish and Brinberg do not receive compensation directly from the Trust; they receive compensation and fees directly from Gould Investors L.P. and related entities. The amounts set forth, represent the portion reimbursed by the Trust for accounting and legal services rendered by Messrs. Kalish and Brinberg, respectively, to the Trust.

PENSION PLAN

    The Trust has a non-contributory defined contribution pension plan covering employees. The Pension Plan is administered by Fredric H. Gould, Israel Rosenzweig and David W. Kalish. Annual contributions of the Trust are based on 15% of an employee's annual earnings, not to exceed $22,500 in 1995 and 1994 and $30,000 per annum for years prior thereto. Partial vesting starts one year after employment, increasing annually until full vesting is achieved at the completion of five years of employment. The method of payment of benefits to participants upon retirement is determined by the participant, who may elect a lump sum payment or the purchase of an annuity, the amount of which is determined primarily by the amount of contributions. In fiscal 1995, $20,146 and $22,500, respectively, were contributed for the benefit of Israel Rosenzweig and Jeffrey
A. Gould. The aggregate amount accrued to date for Messrs. Rosenzweig and Gould is approximately $378,000, and $164,000, respectively. The estimated credited years of service for each of Messrs. Rosenzweig and Gould is 12 and 9, respectively.

STOCK OPTION PLANS

    On August 19, 1988 the Board of Trustees adopted a Stock Option Plan (the "1988 Plan"). The 1988 Plan was approved by the shareholders of the Trust on March 2, 1989. The 1988 Plan provides for the issuance of up to 500,000 Beneficial Shares to officers, trustees and employees of the Trust. The options granted may be either incentive stock options or options which do not qualify as incentive stock options. The exercise price of any option granted under the 1988 Plan must be not less than 100% of the fair market value of the Beneficial Shares on the date of grant. The 1988 Plan does not provide for the issuance of stock appreciation rights. At September 30, 1995, 53,000 shares remain available for grant and options to purchase 447,000 shares are exercisable. No options were granted during fiscal 1995.

    The following table sets forth certain information with respect to outstanding stock options held by the Trust's Chief Executive Officer and by the other executive officers of the Trust named in the preceding Annual Compensation table. No executive officer exercised stock options during fiscal 1995.

                  UNEXERCISED STOCK OPTIONS AT FISCAL YEAR END

                                                                                                VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                              OPTIONS AT FISCAL YEAR END         FISCAL YEAR END (1)
                                                             ----------------------------    ---------------------------
                           NAME                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------   -----------    -------------    -----------    ------------
Fredric H. Gould (2)......................................     70,000            -0-         $ 43,750             --
Israel Rosenzweig(2)......................................     70,000          -0-           $ 43,750             --
Jeffrey A. Gould..........................................     40,000          -0-           $ 25,000             --
David W. Kalish...........................................      5,000          -0-           $  3,125             --
Simeon Brinberg...........................................     20,000          -0-           $ 12,500             --

------------------------
(1)  Based upon a price per Beneficial Share at September 30, 1995 of $4.125.
(2) Mr. Rosenzweig served as Chief Executive Officer until March 22, 1995 and on that date Mr. Gould was designated Chief Executive Officer.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    The following graph compares the performance of the Trust's Beneficial Shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded mortgage REIT's prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100 was invested on September 30, 1990 in the Trust's Beneficial Shares, the S&P 500 Index and the peer group index and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Trust's Beneficial Shares.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BRT REALTY TRUST   ALL MORTGAGE REIT'S    S&P 500 INDEX
Sep-89                   100                   100              100
Sep-90                    38                    70               91
Sep-91                    24                    98              119
Sep-92                    20                    98              132
Sep-93                    35                   112              149
Sep-94                    38                    99              155

BRT Realty Trust                               100   63   54   94  100   94
All Mortgage REITs                             100  207  206  236  210  267
S&P 500 Index                                  100  131  146  165  171  221

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    The Trust and REIT Management Corp. ("REIT" or "Advisor") are parties to an Advisory Agreement pursuant to which REIT furnishes administrative services with respect to the Trust's assets and, subject to the supervision of the Trustees, advises the Trust with respect to its investments. The Trust believes that the Advisory Agreement is on terms as favorable to the Trust as would be available from an unaffiliated party. The term of the Advisory Agreement has been renewed by the Board of Trustees to December 31, 1999. Fredric H. Gould and two officers of the Trust are directors of REIT and Messrs. Fredric H. Gould and Marshall Rose are officers of REIT. All of the outstanding shares of REIT are owned by Fredric H. Gould.

    For services performed by REIT under the Advisory Agreement, REIT receives an annual fee of 1/2 of 1% of the Invested Assets of the Trust other than mortgages receivable, subordinated land leases and investments in unconsolidated ventures with a 1% fee payable on mortgages receivable, subordinated land leases and investments in unconsolidated ventures. The term "Invested Assets" is defined in the Advisory Agreement as the aggregate of all assets of the Trust as shown on the balance sheet of the Trust without deduction for (i) mortgages and other security interests to which the assets are subject, (ii) depreciation, and
(iii) amortization, but excluding (a) cash and cash items, (b) amounts due from managing agents, (c) rents and other receivables (not including mortgages receivable or other receivables arising from the sale of invested assets), (d) rent security, (e) prepaid expenses and deferred charges, and (f) obligations of municipal, state and federal governments and governmental agencies, other than securities of the Federal Housing Authority, the Veterans Administration and the Federal National Mortgage Association and securities issued by governmental agencies that are backed by a pool of mortgages.

    The fee to REIT is based on net assets and computation of the fee includes non-accruing mortgage receivables to the extent they exceed allowances for loan losses. The fee under the Advisory Agreement is computed and payable quarterly, subject to adjustment at year end based on the Trust's audited financial statements. During the fiscal year ended September 30, 1995, REIT earned $777,000 from the Trust under the Advisory Agreement.

    Under the  Advisory  Agreement,  the  Trust  bears  all  expenses  including interest, discount and other costs for borrowed money; taxes on income or property and license fees (including franchise taxes); rental paid for office space used by the Trust; audit fees and expenses; legal fees; expenses of litigation involving the Trust; charges of custodians, transfer agents, registrars, warrant agents, dividend disbursing agent, brokers, underwriters and banks; expenses relating to meetings of trustees and shareholders; expenses connected with the acquisition, disposition or ownership of investment assets, including, but not limited to, travel expenses, costs of appraisal, leasing, maintenance, repair, improvement and foreclosure of property and origination and mortgage servicing fees and real estate brokerage commissions; fees for the management of real estate owned by the Trust; fees and expenses payable to trustees, officers and employees (other than fees payable to Trustees, officers and employees who are directors, officers and employees of REIT, whose compensation is payable solely by REIT), independent contractors, consultants, managers, or agents; the expenses of revising, amending, modifying or terminating the Trust; and indemnification required to be made by the Trust under the Declaration of Trust.

    The Advisory Agreement provides that directors, officers, and employees of REIT may serve as trustees, officers and employees of the Trust, but such persons are not and may not receive cash compensation from the Trust for services rendered in the latter capacities.

    The Advisory Agreement is not assignable by REIT without the written consent of the Trust. The Advisory Agreement is not assignable by the Trust without the written consent of REIT, except to a successor to the business and assets of the Trust. The Advisory Agreement has been renewed for a term ending December 31, 1999 and may be renewed on an annual basis by the Board of Trustees, for a maximum five year period. Notwithstanding such renewal of the Advisory Agreement by the Board of Trustees, the shareholders have the right to rescind the renewal of the Advisory Agreement authorized at the preceding Board of Trustees Meeting, if at a special meeting of shareholders called by at least twenty percent of the outstanding Beneficial Shares specifically for such purpose a majority of the outstanding Beneficial Shares entitled to vote thereon shall determine that the Advisory Agreement shall not be renewed. In the event the Advisory Agreement is not renewed in any year by the Board of Trustees or such renewal is rescinded by a majority of the outstanding Beneficial Shares entitled to vote thereon at a special meeting called for such purpose, the Advisory Agreement will have a balance of four years remaining in the existing term.

    The Trust engages entities affiliated with REIT to manage properties acquired by the Trust in foreclosure or deed in lieu of foreclosure. The management services include, among other things, rent billing and collection, leasing (including document preparation), maintenance, construction supervision, compliance with regulatory statutes and rules (i.e. New York City rent control and rent stabilization rules), property dispositions and mortgage financing. In fiscal 1995 the Trust paid $1,016,000 to these entities for management and construction supervision fees, leasing and selling fees and fees for arranging mortgage financing. The Trust believes these fees are on terms at least as favorable to the Trust as would be available from unaffiliated entities. The payment of these fees is ratified by the unaffiliated trustees.

    During the year ended September 30, 1995 Fredric H. Gould and Marshall Rose, Chairman and Chief Executive Officer, and Vice Chairman, respectively, were officers and directors of the managing corporate general partner of Gould Investors L.P. ("GLP"), a public master limited partnership, and individual general partners of GLP. The Trust, GLP and other related entities occupy common office space, and share office services, equipment and personnel. In fiscal 1995, $1,338,000 of common general and administrative expenses were allocated to the Trust, including the amounts reimbursed to GLP for legal and accounting services provided by Messrs. Kalish and Brinberg (See "Summary and Compensation Table").

    During the year ended September 30, 1995 a law firm in which Simeon Brinberg, an officer of the Trust, is a Partner, received an aggregate of approximately $17,000 directly from borrowers of the Trust, for services rendered in transactions involving such borrowers and the Trust.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Trustees of the Trust is seeking the appointment of Ernst & Young LLP, successor to Kenneth Leventhal & Company, as independent certified public accountants to audit the books, records and accounts of the Trust for the fiscal year ending September 30, 1996. Kenneth Leventhal & Company and Ernst & Young LLP, its successor, has served as the Trust's independent certified public accountants since 1986. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to questions of the Trust's shareholders.

    If the Trust's shareholders do not approve of the appointment of Ernst & Young LLP, the selection of independent certified public accountants will be made by the Trust's Board of Trustees.

    The Board of Trustees recommends a vote "FOR" the appointment of Ernst & Young LLP as the Trust's independent certified public accountants for the fiscal year ending September 30, 1996.

                                    GENERAL

    Management of the Trust does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such voting matters is conferred by such proxies upon the persons voting them. The expenses in connection with the solicitation of the accompanying form of proxy, including the cost of preparing, printing and mailing the notice of meeting, form or proxy and Proxy Statement, have been or will be borne by the Trust.

                             SHAREHOLDER PROPOSALS

    The annual meeting of the Trust for the year ending September 30, 1996 is scheduled to be held in March 1997. In order to have any proposal to be presented by a shareholder at such meeting included in the Trust's proxy statement and form or proxy relating to the meeting, the proposal must be received by the Trust not later than September 30, 1996.

                                          By order of the Board of Trustees

                                          SIMEON BRINBERG, Secretary

Dated:  January 25, 1996

PROXY                           BRT REALTY TRUST
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 22, 1996
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

    The undersigned hereby appoints FREDRIC H. GOULD, ISRAEL ROSENZWEIG and SIMEON BRINBERG, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Beneficial Interest, $3.00 par value per share, of BRT Realty Trust held of record by the undersigned on January 19, 1996 at the Annual Meeting of Shareholders to be held on March 22, 1996 or any adjournments thereof.

                       1.  Election of Class III Trustees
                           / / FOR ALL NOMINEES    / / WITHHOLD ALL NOMINEES
                           Nominees: Fredric H. Gould, Nathan Kupin, Gary Hurand
                           / / INSTRUCTIONS: To withhold authority to vote for any individual nominee, place an "X" in the box on the left and strike a line through the nominee's name listed above.
FOR  AGAINST  ABSTAIN
/ /    / /      / /    2.  Appointment of Ernst & Young LLP, successor to Kenneth Leventhal & Company as
                           Independent Certified Public Accountants for the fiscal year ending September
                           30, 1996.
                       3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy when properly executed will be voted in the manner directed hereby by the undersigned shareholder.

    PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
                                         Dated: __________________________, 1996
                                         __________________________________ L.S.
                                         __________________________________ L.S.

                                         (NOTE: PLEASE SIGN EXACTLY AS YOUR NAME
                                         APPEARS HEREON. EXECUTORS,
                                         ADMINISTRATORS,  TRUSTEES,  ETC. SHOULD
                                         SO INDICATE WHEN  SIGNING, GIVING  FULL
                                         TITLE   AS   SUCH.  IF   SIGNER   IS  A
                                         CORPORATION, EXECUTE IN FULL  CORPORATE
                                         NAME  BY AUTHORIZED  OFFICER. IF SHARES
                                         HELD  IN  THE  NAME  OF  TWO  OR   MORE
                                         PERSONS, ALL SHOULD SIGN.)